Exhibit 99.1
Media Contact: Tom Surface
SkyTerra
T: 703-390-1579
M: 703-462-3837
tom.surface@skyterra.com

FOR IMMEDIATE RELEASE

SkyTerra Communications, Inc. Announces Going-Private Transaction

Reston, Va., September 23, 2009 – SkyTerra (OTCBB: SKYT) today announced that it has entered into a definitive merger agreement for SkyTerra to be acquired by a new corporation formed and indirectly wholly-owned by Harbinger Capital Partners Master Fund I, Ltd and Harbinger Capital Partners Special Situations Fund, L.P.  Under the terms of the agreement, the new corporation will pay $5.00 in cash per share for each of SkyTerra's outstanding shares of common stock not held by Harbinger or its affiliates.  The purchase price represents a premium of approximately 56% over the average closing price of SkyTerra’s common stock for the thirty days ended September 22, 2009, the last day before the announcement of the proposed transaction.  Harbinger and its affiliates together hold approximately 48% of SkyTerra's outstanding voting common stock and approximately 49% of SkyTerra's voting and non-voting common stock combined.

The transaction is the culmination of a thorough evaluation of SkyTerra's strategic alternatives by a special committee of SkyTerra's Board of Directors composed solely of independent directors.  The special committee was assisted in its evaluation by its independent financial advisor, Morgan Stanley & Co., and counsel, Skadden, Arps, Slate, Meagher & Flom LLP.  Harbinger was assisted by its financial advisor, UBS Investment Bank, and counsel, Weil, Gotshal & Manges LLP.

The merger agreement has been approved by the special committee as well as the full Board of Directors of SkyTerra.  The transaction is subject to approval by the holders of a majority of SkyTerra's outstanding voting common stock, and to regulatory approvals, including approval of the Federal Communications Commission, and other closing conditions.

It is anticipated that the transaction will be consummated in late 2009 or early 2010.

Harbinger has agreed to vote its shares in favor of the merger.  Since Harbinger has approximately 48% of the voting power of SkyTerra's voting common stock, approval of the merger by stockholders is virtually assured if Harbinger so votes in favor of the merger.

SkyTerra and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SkyTerra stockholders in favor of the proposed transaction.  Information about the directors and executive officers of SkyTerra and their ownership of SkyTerra common stock is set forth in the proxy statement, dated October 7, 2008, as filed with the SEC on Schedule 14A.  Certain executive officers and directors of SkyTerra have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification.  A more complete description of these interests will be contained in the preliminary and definitive proxy statement when and as they become available.

In connection with the proposed transaction, SkyTerra intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). Before making any voting decision with respect to the proposed transition, stockholders of SkyTerra are urged to read the definitive proxy statement when it becomes available and other relevant materials filed with the SEC because they contain and will contain important information about the proposed transaction.  The proxy statement and other relevant materials, and any other documents filed by SkyTerra with the SEC, may be obtained free of charge at the SEC's website at http://www.sec.gov.  In addition, stockholders of SkyTerra may obtain free copies of the documents filed with the SEC by contacting SkyTerra Communications, Inc. at: (703) 390-1899 or by writing SkyTerra at 10802 Parkridge Boulevard, Reston, VA, 20191.  You may also read and copy any reports, statements and other information filed by

SkyTerra Communications with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to SkyTerra's plans to consummate the merger described in this news release.  Such forward-looking statements are based on current expectations that are subject to risks, uncertainties and other factors.  Such factors include, but are not limited to, the risk that the conditions to closing contained in the merger agreement are not satisfied or waived and that there is continued compliance with applicable Canadian regulatory requirements.  Therefore, no assurance can be given that the merger will close and that stockholders will receive the $5.00 in cash per share merger consideration.  SkyTerra assumes no obligation to update or supplement the information in this news release or any such forward-looking statements.

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